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                              Exhibit 10(iii)(A)
                                                                  CONFORMED COPY

                                March 29, 1995



Brian M. Kurtz
Alexander's, Inc.
31 West 34th Street
New York, NY  10001


                              Employment Agreement


Dear Brian:

                 This letter sets forth our agreement regarding the terms of your employment with Alexander's, Inc. and any successor in interest thereto (the "Company") during the Term (as defined below).

                 1. Current Employment Agreement. You and the Company hereby acknowledge that you are parties to an Employment Agreement, dated as of July 13, 1993, as amended (the "Prior Agreement"), setting forth the current terms and conditions of your employment with the Company, and that, with effect from the date you acknowledge your agreement to the terms of this letter (the "Effective Date"), the Prior Agreement shall terminate and be of no further force and effect and shall be replaced by this Agreement.

                 2. Term. The term of your employment under this Agreement (the "Term") shall commence immediately following the Effective Date and shall expire immediately following December 31, 1996; provided, however, that commencing on January 1, 1997 and on each January 1 thereafter, the Term shall automatically be extended for an additional twelve-month period unless prior to October 1, 1996 (or succeeding October 1) either the Company or you has given written notice to the other party of an intention not to extend the Term.

                 3.       Position; Duties; Compensation and Benefits.

                 (a) Phase 1 Employment Terms. The following terms shall apply for the period from the Effective Date through July 31, 1995 ("Phase 1").


                 (i) Salary; Position. Your base salary will be at the rate of $250,000 per annum and shall be paid to you in accordance with the Company's payroll practices in effect on the Effective Date. You will be employed in the positions of Executive

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         Vice President and Chief Administrative Officer of the Company or in
         such other positions as you and the Company may agree to in writing.

                 (ii) Duties. You will be responsible for attending to matters in connection with the bankruptcy and other matters related to the business of the Company as shall be assigned to you from time to time by the Board of Directors or the Chief Executive Officer of the Company. You shall be required to perform your duties on a full-time basis in the New York City metropolitan area, including at the principal business office of Vornado Realty Trust ("Vornado") at Park 80 West, Plaza II, Saddlebrook, NJ (or such other locations as shall be mutually agreed between you and the Company).

                 (iii) Vacation. You will continue to accrue vacation leave, and will be eligible to take scheduled vacation leave, in accordance with the Company's vacation policy in effect on the Effective Date. In the event of your termination of employment, you will be eligible for payment of any unused vacation time accrued for the current year in accordance with the foregoing vacation policy.

                 (iv) Prior Agreement Severance Payment. Provided that your employment has not terminated in the circumstances referred to in
         Section 4(a) below prior to July 31, 1995, the Company shall pay you a cash lump sum of $250,000 on July 31, 1995, or within five days thereafter.

                 (v) Computer Equipment. On the expiry of Phase 1, you shall be the owner of your Company-provided personal computer and applicable peripherals.

                 (b) Phase 2 Employment Terms. The following terms shall apply for the period from August 1, 1995 to the end of the Term ("Phase
2").

                 (i) Salary; Position. Your base salary will be at the rate of $160,000 per annum and shall be paid to you in accordance with the Company's payroll practices in effect on the Effective Date. You will be employed in the positions of Executive Vice President and Chief Administrative Officer of the Company or in such other positions as you and the Company may agree to in writing.

                 (ii) Duties. You will be responsible for attending to matters in connection with the bankruptcy and other matters related to the business of the Company as shall be assigned to you from time to time by the Board of Directors or the Chief Executive Officer of the Company. You shall be required to perform your duties on a part-time basis for up to 13 days a month, at such times as shall be mutually agreed between you and the Company, in the New York City metropolitan area, including at the principal business office of Vornado at Park 80 West, Plaza II, Saddlebrook, NJ (or such other locations as shall be mutually agreed between you and the Company).
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                 (iii)    Vacation.  You shall be entitled to four weeks of
         paid vacation during each year of employment in Phase 2. For each vacation week occurring in any month, the number of days you are required to work in that month shall be reduced by three.

                 (c) General Employment Terms. The following terms shall apply at all times during the Term (which, for clarification, includes both Phase 1 and Phase 2).

                 (i) Employee Benefits. You shall continue to participate in each of the Company's medical, life, disability or other insurance program, sick leave program or other employee benefit program (other than the Company's severance plan) in which you participate on the Effective Date; provided, however, that nothing herein shall prevent the Company from modifying or discontinuing any such program, if it so wishes (including, without limitation, discontinuing any program as a result of the Company no longer being able to obtain insurance coverage for you under such program). In the event that the Company does modify or discontinue any such program, the Company agrees to provide you with replacement benefits which have at least an equivalent value to the benefits enjoyed by you immediately prior to such modification or discontinuance; provided, however, that if the Company discontinues any program because it is no longer able to obtain insurance coverage for you at group or individual rates under such program, the Company shall pay you each month, in lieu of such replacement benefits, a cash sum equal to the monthly premium the Company had been paying in respect of insurance coverage for you under such program immediately prior to such discontinuance.

                 (ii) Expenses. The Company will reimburse you for all business expenses reasonably incurred by you in connection with your performance of services for the Company (including reimbursement for travel mileage at the maximum permissible federal rates), subject to the receipt of such written documentation of these expenses as the Company may reasonably request.

                 (iii) Outplacement Services. In the event that the Term expires, or your employment hereunder is terminated in the circumstances referred to in Section 4(b), the Company will make available to you outplacement services through an outplacement firm or consultant selected by the Company and reasonably satisfactory to you for this purpose for a total cost not to exceed $15,000 and for a duration not to exceed one year from the end of the Term or termination of employment, as appropriate.

                 4.       Termination Provisions.

                 (a) Termination for Cause; Resignation for Other Than Good Reason; Death; Disability. If, prior to the expiration of the then effective Term, your employment with the Company ends as a result of your death, Disability (as defined below) or a
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termination of your employment by the Company for Cause (as defined below) or as a result of your resignation for other than Good Reason (as defined below), the Company shall pay you (or in the event of your death, your estate) your base salary through the date of your death or disability or the effective date of such termination or resignation, as appropriate. Thereafter, the Company shall have no further obligations to make any payments to you under this Agreement. In the event of your resignation other than for Good Reason, you shall give the Company at least 30 days written notice of such resignation.

                 (b) Termination by the Company Other than For Cause; Resignation for Good Reason. If, prior to the expiration of the then effective Term, your employment with the Company ends as a result of the Company terminating your employment other than for Cause or as a result of your resignation for Good Reason, the Company shall pay you your base salary accrued through the date of such termination. In addition, within five days following the date of such termination or resignation, as the case may be, the Company shall pay you a cash lump sum amount equal to the aggregate amount of base salary that would have been payable to you under this Agreement had your employment continued from the date of such termination to the expiration of the Term (as in effect immediately prior to such termination).

                 (c) Definitions. For purposes of this Paragraph 4, the following capitalized terms have the meanings set forth below:

                 (i) "Cause" means (A) your willful and continued failure to follow the legitimate directions of the Company, provided that such directions are commensurate with your status as an Executive Vice President of the Company, (B) your conviction of a felony, (C) your habitual drug or alcohol abuse, or (D) any act or omission by you which is injurious in any material respect to the Company and which is the result of your willful misconduct or gross negligence.

                 (ii) "Disability" means permanent disability as such term or a similar term is defined in the Company's long-term disability policy in effect for executives of the Company.

                 (iii) "Good Reason" means (A) without your prior written consent, the relocation of your principal place of employment other than (i) at the principal business office of Vornado at Park 80 West, Plaza II, Saddlebrook, NJ, or (ii) within the New York City metropolitan area, (B) a material decrease in your base salary or aggregate employee benefits, and (C) the Company's failure to maintain directors' and officers' liability insurance coverage for you in substantially the same form and amount as in effect on January 1, 1995; provided, however, that an event described above shall not constitute Good Reason for purposes of this Agreement unless you resign as a result thereof within the 90-day period beginning on the date such event occurs (or the date you first know of such event, if later).
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                 5.       Secrecy.  You recognize that the services to be
performed by you hereunder are special, unique and extraordinary in that, by reason of your employment hereunder, you may acquire confidential information and trade secrets concerning the operation of the Company or its affiliates or subsidiaries, the use or disclosure of which could cause the Company or its affiliates or subsidiaries substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you covenant and agree with the Company that you will not at any time, except in performance of your obligations to the Company hereunder, with the prior written consent of the Board or as may be required by law, directly or indirectly, disclose any secret or confidential information that you may learn or have learned by reason of your association with the Company, or any of its subsidiaries and affiliates. The term "confidential information" includes, without limitation, information not previously disclosed to the public by the Company's management (including information that was disclosed by you or by your family in violation of this Section 5(a)) with respect to the Company's, or any of its affiliates' or subsidiaries' products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's leases, rental agreements, management agreements and valuations), business plans, prospects or opportunities but shall exclude any information already in the public domain.

                 6. Release. Except for the obligations of the Company hereunder or for any rights that you may have under the By-Laws of the Company or applicable law to seek indemnification from the Company by reason of your services as an officer or employee of the Company, in consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, each of its subsidiaries and Vornado (collectively, the "Companies") and each of their respective officers, employees, agents and directors from any and all claims, actions and causes of action that you may have or may possess arising out of your employment relationship with any of the Companies and your service as an officer or employee of any of the Companies, including, without limitation, any claims arising under the Workers Adjustment and Retraining Notification Act, or other applicable federal, state or local law.

                 7.       Miscellaneous.

                 (a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any prior agreement with respect to the terms of your employment and the termination thereof which you may have had with any of the Companies, including, without limitation, the Prior Agreement. As of the Effective Date, all understandings and agreements, whether formal or informal, written or oral, between you and any of the Companies regarding your employment or service as an employee or officer of the Companies (including, without limitation, the Prior Agreement) shall be terminated and of no further force and effect.
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                 (b)      Successors and Assigns.  The rights and obligations
of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger, or consolidation, or any assignee of all or substantially all of the Company's business and properties.

                 (c) Tax Withholding. All amounts paid to you hereunder shall be subject to applicable federal, state and local tax and other withholding.

                 (d) Certain Expenses Incurred by You. The Company will reimburse you for the full amount of the legal fees and expenses reasonably incurred by you in enforcing your right to receive any of the payments or other amounts to which you are entitled under the terms and provisions of this Agreement.

                 (e) Amendment. This Agreement may be amended only by a written document signed by the parties hereto.

                 (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                                *    *    *    *

                 Your signature on the line below constitutes your agreement with each provision contained herein.

                                        ALEXANDER'S, INC.



                                        By:  /s/    Stephen Mann
                                             ------------------------
                                             Title:   Chairman


ACKNOWLEDGED, AGREED AND
  UNDERSTOOD:

/s/  Brian M. Kurtz
-------------------------
       Brian M. Kurtz

Dated:  March 29, 1995
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